Exhibit 4.61

DRAXIS HEALTH INC.

TERMS OF REFERENCE FOR
THE CHIEF EXECUTIVE OFFICER

Title:	Chief Executive Officer

Reports to:	The Board of Directors (“Board”) of the Corporation and maintains open communication with the Chair of the Board.

Function:

Provides overall leadership and vision in developing, in concert with the Board, the strategic direction of the Corporation, and in developing the strategies and business plans necessary to realize corporate objectives.

Manages the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the Board, and financial and operational objectives are attained.

Key Authorities and Responsibilities:

A.            General Functions

1.             Provides effective leadership to the management and the employees of the Corporation and establishes an effective means of control and co-ordination for all operations and activities.

2.             Fosters a corporate culture that promotes ethical practices, integrity and a positive work climate, enabling the Corporation to attract, retain and motivate quality employees.

3.             Keeps the Board fully informed on all key aspects of the Corporation’s operational and financial affairs, and on all matters of significant relevance to the Corporation.  This includes external items emanating from governments and regulators on issues such as fiscal and monetary policies, legislation, etc.

4.             Develops and maintains a sound, effective organizational structure and implements programs to address management succession issues.  Reports regularly to the Board on these matters and officers’ performance.

5.             Ensures that effective communications and appropriate relationships are maintained with the shareholders of the Corporation, other stakeholders and the media.

6.             Develops annual capital commitment and capital expenditure budgets for approval by the Board.

7.             Meets periodically with the Chair of the Board to optimize the liaison function and ensure efficient communication between management and the Board.

B.            Strategy/Risks

1.             Develops and recommends to the Board strategic plans to ensure the Corporation’s profitable growth and overall success.  This includes updating and making changes to strategic plans as required and involving the Board in the early stages of developing strategy.

2.             Identifies, in conjunction with other senior officers, the key risks with respect to the Corporation and its businesses and reviews such risks and strategies for risk management with the Board.

3.             Ensures that procedures and processes are implemented to adequately safeguard and maintain the assets of the Corporation.

C.            Financial Reporting

1.             Oversees the quality and timeliness of financial reporting.  Reports to the Board, in conjunction with the Chief Financial Officer, on the fairness and adequacy of the financial reporting of the Corporation to its Shareholders.

2.             Ensures, in conjunction with the Chief Financial Officer, that the annual and interim filings of the Corporation do not contain any misrepresentations and that the annual and interim financial statements fairly present, in all materials respects, the financial condition, results of operations and cash flows of the Corporation , and provides any related certifications required by applicable legislation or corporate governance rules.

3.             Supervises the design of, implements, maintains and periodically evaluates, in conjunction with the Chief Financial Officer, the effectiveness of (i) internal controls to provide reasonable assurances that the financial statements of the Corporation are fairly presented in accordance with generally accepted accounting principles and (ii) disclosure controls and procedures to provide reasonable assurances that material information relating to the Corporation is made known to the Chief Executive Officer by others within the Corporation.  Reports any deficiencies in such controls and procedures to the Audit Committee.